EXHIBIT 21.1

LIST OF SUBSIDIARIES
A) ORIENTAL BANK – an FDIC insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.
SUBSIDIARIES OF ORIENTAL BANK:
1.Oriental International Bank Inc. – a corporation and an international banking entity organized and existing under the laws of the Commonwealth of Puerto Rico.
2.OFG USA, LLC – a limited liability company organized and existing under the laws of the State of Delaware.
B) ORIENTAL FINANCIAL SERVICES LLC - a limited liability company and a registered securities broker dealer and investment adviser organized and existing under the laws of the Commonwealth of Puerto Rico.
C) ORIENTAL INSURANCE LLC – a limited liability company and a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D) OFG REINSURANCE LTD – a limited liability company and a captive reinsurance company organized and existing under the laws of the Cayman Islands.
E) OFG VENTURES LLC – a limited liability company organized and existing under the laws of the State of Delaware.